                                                              Exhibit 23(d)(10)

                                    Form of
                            SUB-ADVISORY AGREEMENT

   This Sub-Advisory Agreement ("Agreement") executed as of __________, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and SSgA Funds Management, Inc., a Massachusetts corporation (the "Sub-Adviser"). As a matter of administrative convenience, this Agreement is entered into by and between the Sub-Adviser and the Adviser with respect to multiple Funds of the Lincoln Variable Insurance Products Trust (the "Trust"), each of which is a registered investment company registered under the Investment Company Act of 1940, as amended and is listed in Schedule B hereto. Nevertheless, this Agreement shall be construed to constitute a separate Agreement on behalf of each such Fund, and the term Fund is used in the singular herein.

   WHEREAS, the Trust, on behalf of the Fund, has entered into an Investment Management Agreement with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

   WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund, and Sub-Adviser is willing to serve the Fund in such capacity.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

   (a) The Trust and the Advisor appoint the Sub-Advisor to act as investment sub-advisor to the Fund on the terms set forth in this Agreement. Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser except as expressly authorized in this Agreement or another writing by the Trust, Adviser and the Sub-Adviser.

   (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund's registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Fund.

   (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

   (d) The Sub-Advisor shall not be responsible for filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Fund.

   (e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Board of Trustees.) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, and as communicated in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this section.

   On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board of Trustees of the Fund.

   (f) The Sub-Adviser will provide advice and assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

   (g) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Board of Trustees Meetings, at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

   (h) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

   (i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time; (iii) the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act");
(iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund.

   (j) The Sub-Adviser shall assist the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide the Fund with disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

   (k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub- Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

   (l) The Sub-Adviser shall, as part of its compliance process, perform diversification testing under Section 817(h) of the Code based upon its own records with respect to the Fund assets managed by the Sub-Adviser and report promptly any failure indicated by such testing to the Adviser, and take any necessary actions to remedy such failure. Notwithstanding the foregoing sentence, the Adviser agrees that the official testing for the Fund's compliance with diversification testing under Section 817(h) of the Code shall be performed by Adviser, the Fund's custodian or services provider other than the Sub-Adviser.

2. OTHER AGREEMENTS.

   The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3. COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

   (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

   (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4. REPRESENATIONS.

   (a) Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Funds as contemplated hereby; and (2) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement ; and
(v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

   (b) Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows: The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement ; and
(v) will promptly notify the Trust and Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise

5. AUTOMATIC TERMINATION.

   This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

6. EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

   (a) This Agreement shall become effective as of the date first written above, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

   (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

      (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

      (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

      (iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

   (c) Except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act of 1940 as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees.

7. CERTAIN INFORMATION.

   The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement,
(b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

8. NONLIABILITY OF SUB-ADVISER.

   (a) Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Adviser, the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

   (b) Failure by the Sub-Adviser to assure that any disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory filings does not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact required to be stated necessary to make such disclosure not misleading, shall constitute gross negligence per se under sub-paragraph 7(a) above.

9. INDEMNIFICATION.

   (a) Notwithstanding Section 8, the Sub-Adviser agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser or the Fund may become subject as a result of any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser expressly for inclusion in the Fund's Regulatory Filings, or any omission of a material fact required to be stated necessary to make such disclosure not misleading, provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

   (b) The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including reasonable legal and other expenses) to which the Sub-Adviser may become subject as a result of any untrue statement of a material fact (or any omission of a material fact required to be stated necessary to make such disclosure not misleading) contained in the Fund's Regulatory Filings, which statement was not provided by Sub-Adviser expressly for inclusion in the Fund's Regulatory Filings, provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

   (c) Neither party shall be responsible for any consequential or indirect damages or losses sustained by the other party.

10.RECORDS; RIGHT TO AUDIT.

   (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

   (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

11.CONFIDENTIAL INFORMATION

   (a) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

   (b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party the "non-public portfolio holdings" of the Fund, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Sub-Adviser to keep such information confidential and to not engage in trading based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information.

12.MARKETING MATERIALS.

   (a) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten
(10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

   (b) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten
(10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

13.GOVERNING LAW.

   This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

14.SEVERABILITY/INTERPRETATION.

   If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.NOTICES.

   Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

   (a) If to the Sub-Adviser:

   SSgA Funds Management, Inc.
   One Lincoln Street
   Boston, MA 02111
   Attn: Chief Compliance Officer

   (b) If to the Adviser:

   Lincoln Investment Advisors Corporation
   One Granite Place
   Concord, NH 03301
   Attn: Craig Moreshead
   Facsimile (603) 226-5706

16.CERTAIN DEFINITIONS.

   For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

17.ADV PART II RECEIPT

   Concurrent with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and to the Trust a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Trust hereby acknowledge receipt of such copy.

   IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                                  LINCOLN INVESTMENT ADVISORS
                                                  CORPORATION

                                                  ------------------------------
                                                  Name:
                                                  Title:
                                                  SSGA FUNDS MANAGEMENT, INC.

                                                  ------------------------------
                                                  Name: James E. Ross
                                                  Title: President

Accepted and agreed to
as of the day and year
first above written:

LINCOLN VARIABLE
INSURANCE PRODUCTS
TRUST, on behalf of the
__________ Fund

--------------------------
Name:
Title:

                                  SCHEDULE A
                                 Fee Schedule

Pursuant to Section 3 of the attached Sub-Advisory Agreement between Lincoln Investment Advisors Corporation (the "Adviser") and SSgA Funds Management, Inc. (the "Sub-Adviser") with respect to multiple Funds of the Lincoln Variable Insurance Products Trust (the "Trust"), the Adviser shall pay the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

 Name of Portfolio                      Annual Fee as A Percentage of Average
 -----------------                                Daily Net Assets
                                        -------------------------------------

 LVIP SSgA Large Cap 100 Fund*......... .18% of first 50 Million
 State Street Global Advisors.......... .10% of next 50 Million
                                        .05% of next 400 Million
                                        .02% over 500 Million

 LVIP SSgA Small/Mid Cap 200 Fund*..... .18% of first 50 Million
 State Street Global Advisors.......... .10% of next 50 Million
                                        .05% of next 400 Million
                                        .02% over 500 Million

 LVIP SSgA Developed International 150  .18% of first 50 Million
   Fund*............................... .10% of next 50 Million
 State Street Global Advisors.......... .06% of next 400 Million
                                        .04% over 500 Million

 LVIP SSgA Emerging Markets 100 Fund*.. .18% of first 50 Million
 State Street Global Advisors.......... .10% of next 50 Million
                                        .06% of next 400 Million
                                        .05% over 500 Million

 LVIP SSgA International Index Fund**.. .10% of first 50 Million
 State Street Global Advisors.......... .08% of next 50 Million
                                        .06% of next 400 Million
                                        .04% over 500 Million

 LVIP SSgA Bond Index Fund**........... .06% of first 100 Million
 State Street Global Advisors.......... .03% of next 400 Million
                                        .02% over 500 Million

 LVIP SSgA Small-Cap Index Fund**...... .030% of first 500 Million
 State Street Global Advisors.......... .020% over 500 Million

 LVIP SSgA S & P 500 Index Fund**...... .015% of first 1 Billion
 State Street Global Advisors.......... .010% over 1 Billion

*  Subject to a minimum annual fee of $50,000.

** Subject to a minimum annual fee of $100,000.

                                  Schedule B
                           Funds Sub-Advised by SSgA

LVIP SSgA Large Cap 100 Fund
LVIP SSgA Small-Mid Cap 200 Fund
LVIP SSgA Developed International 150 Fund
LVIP SSgA Emerging Markets 100 Fund
LVIP SSgA International Index Fund
LVIP SSgA Bond Index Fund
LVIP SSgA Small-Cap Index Fund
LVIP SSgA S&P 500 Index Fund